The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 30, 2009

Preliminary Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated June 30, 2009)	Registration No. 333-160325

$250,000,000

Cytec Industries Inc.

    % Senior Notes due 20

We are offering $250,000,000 aggregate principal amount of our     % senior notes due                  20    , or the “notes.”

The notes will mature on             , 20    . We will pay interest semiannually on the notes on                      and                      of each year, beginning on             .

We may redeem some or all of the notes at any time at a redemption price that includes a make-whole premium, as described under the caption “Description of Notes — Optional Redemption” in this prospectus supplement. If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Repurchase Upon Change of Control Triggering Event” in this prospectus supplement.

The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

Investing in the notes involves risks. You should consider carefully the risk factors beginning on page S-9 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters named below expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme on or about July     , 2009.

Joint Book-Running Managers

Citi	Goldman, Sachs & Co.

RBS	Wachovia Securities

The date of this prospectus supplement is                  , 2009.

In making your investment decision, you should only rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the notes referred to herein. We are not, and the underwriters are not, making an offer to sell and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference herein or therein, is accurate as of any date other than the date on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

About this Prospectus	1

Available Information	1

Incorporation of Certain Information by Reference	1

Comments on Forward-Looking Statements	3

Cytec Industries Inc.	4

Risk Factors	5

Use of Proceeds	6

Ratio of Earnings to Fixed Charges	7

Description of Debt Securities We May Offer	8

Legal Ownership and Book-Entry Issuance	16

Plan of Distribution	21

Validity of the Debt Securities	23

Experts	23

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we currently are offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

In this prospectus supplement, except as otherwise indicated herein, references to “Cytec,” the “Company,” “we,” “us” or “our” each refer collectively to Cytec Industries Inc. and its subsidiaries and, in the context of the notes, “Cytec,” the “Company,” “we,” “us” and “our” only refer to Cytec Industries Inc., the issuer of the notes.

NON-GAAP FINANCIAL MEASURES

EBITDA presented in this prospectus supplement is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles, or GAAP. See the sections of this prospectus supplement titled “Offering Summary — Summary Consolidated Financial Data” for the definition of EBITDA and related disclosure.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our financial results prepared in accordance with GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, cost of business combinations or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to make interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

S-ii

COMMENTS ON FORWARD-LOOKING STATEMENTS

A number of the statements made by us in this prospectus supplement, the accompanying prospectus or in our documents incorporated by reference may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include, among others, statements concerning: our or any of our segments’ outlook for the future, anticipated results of acquisitions and divestitures, selling price and raw material cost trends, anticipated changes in currency rates and their effects, economic forces within the industry we operate, anticipated costs, target completion dates and expenditures for capital projects, expected sales growth, operational excellence strategies and their results, expected annual tax rates, our long-term goals, future legal settlements and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements.

The following factors, among others, could affect our anticipated results: our ability to successfully complete planned or ongoing restructuring and capital expansion projects, including realization of the anticipated results from such projects; our ability to maintain or improve current ratings on our debt; our ability to obtain financing or borrow fully against committed lines, changes in financial conditions or the financial status of our existing lenders’ markets; changes in global and regional economies; the financial well-being of our customers and the end consumers of our products; changes in demand for our products or in the quality, costs and availability of our raw materials and energy; customer inventory reductions; the actions of competitors; currency and interest rate fluctuations; technological change; our ability to renegotiate expiring long-term contracts; our ability to raise our selling prices when our product costs increase; changes in employee relations, possible strikes or work stoppages at our facilities or at the facilities of our customers or suppliers; changes in laws and regulations or their interpretation, including those related to taxation and those particular to the purchase, sale, storage and manufacture of chemicals or operation of chemical plants; governmental funding for those military programs that utilize our products; litigation, including its inherent uncertainty and changes in the number or severity of various types of claims brought against us and changes in the laws applicable to these claims; quality problems; difficulties in plant operations and materials transportation, including those caused by hurricanes or other natural forces; environmental matters; returns on employee benefit plan assets and changes in the discount rates used to estimate employee benefit liabilities; changes in the medical cost trend rate; changes in accounting principles or new accounting standards; political instability or adverse treatment of foreign operations in any of the significant countries in which we or our customers operate; war, terrorism or sabotage; epidemics; and other unforeseen circumstances.

S-iii

OFFERING SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-9 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Our Business

We are a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, construction, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions for our customers. We operate on a global basis with 39% of our 2008 revenues in North America, 41% in Europe, the Middle East, and Africa, 14% in Asia-Pacific and 6% in Latin America. We have manufacturing and research facilities located in 18 countries. We had net sales of $3,639.9 million and loss from operations of $121.1 million in 2008. Included in the 2008 loss from operations is a goodwill impairment charge of $385.0 million.

Cytec was incorporated in Delaware in December 1993. Our principal executive offices are located at Five Garret Mountain Plaza, Woodland Park, New Jersey 07424.

Recent Developments

Amendment to Our Revolving Credit Agreement

On May 15, 2009, we amended our existing revolving credit agreement. The amendment increases the maximum permitted ratio of Total Consolidated Debt (as defined) to Consolidated EBITDA (as defined) through March 31, 2010, and also excludes up to $100 million of cash restructuring charges from the calculation of Consolidated EBITDA as it pertains to this covenant. Additionally, any new debt we incur to repay or refinance all or a portion of our $250 million outstanding 5.50% Notes due October 1, 2010, including from this offering, will be excluded from the calculation of Total Consolidated Debt referred to in the aforementioned covenant. The maximum available amount under the credit agreement remains at $400.0 million; of which $320.0 million was available for borrowing as of May 31, 2009, and the maturity date remains June 2012. The amendment also increases the interest rate margin applicable to borrowings under the facility and replaces the existing facility fee with a commitment fee. For additional information regarding the amendment to our revolving credit agreement, please refer to our Current Report on Form 8-K filed with the SEC on May 15, 2009, which is incorporated by reference into this prospectus supplement.

Contribution of Common Stock to Our Pension Plans

On May 13, 2009, we contributed approximately 1.2 million of newly issued shares of our common stock to the four plans included in our U.S. pension master trust. This contribution increases the funded status of each of the plans while significantly reducing our cash contributions.

Restructuring Charges

On May 25, 2009, we approved plans to transfer the manufacturing of our powder resin product line in Drogenbos, Belgium to our facility in Bassano, Italy and consolidate or eliminate certain supply chain, sales and marketing and administrative functions currently at the Drogenbos site. These actions are being taken in response to the downturn in the global economy, especially in the automotive, construction and general industrial markets that we serve. The approved plans will result in $19.0 - $20.5 million ($12.5 - $13.5 million after tax) of charges related to the elimination of 160 jobs, the majority of which will be incurred in the second quarter of 2009. Any remaining charges are expected to be incurred primarily in the third and fourth quarters of 2009. Future cash expenditures related to these plans are expected to be $20.5 - $22.5 million, which includes the $19.0 - $20.5 million related to the severance and other related benefits discussed above, and $1.5 - $2.0 million of capital expenditures. We expect these plans to be completed by the fourth quarter of 2009 and expect to realize annualized cost savings from these initiatives in the range of $13.5 - $15.5 million on an annualized basis starting in the third quarter of 2009.

On June 13, 2009, we approved plans to transfer the manufacturing of certain liquid coating resin products from our Hamburg, Germany site to our facility in Werndorf, Austria and consolidate or eliminate certain manufacturing, supply chain, and administrative functions currently at the Hamburg site. These actions are being taken in response to the downturn in the global economy, especially in the automotive, construction and general industrial markets we serve, which has led to a significant reduction in our sales and operating profitability. The approved plans include the elimination of 44 positions and the furlough of an additional 50 positions for a twelve month period. We estimate this initiative will result in $9.5 - $10.5 million ($6.5 - $7.2 million after tax) of charges. We expect to incur $7.0 - $7.5 million of charges in the second quarter of 2009 related to severance and other benefits associated with the position eliminations. The remaining charges of $2.5 - $3.0 million associated with the furlough of positions will be recognized ratably over the furlough period, which is expected to commence in the third quarter of 2009. Future cash expenditures related to these plans are expected to be $11.0 - $12.0 million, which includes the $9.5 - $10.5 million related to the actions discussed above, and $1.5 million of capital expenditures. We expect to implement all actions associated with this initiative in the third quarter of 2009. We expect to realize estimated annualized cost savings from the permanent job eliminations in the range of $4.0 - $5.0 million on an annualized basis starting in the third quarter of 2009. We expect to realize estimated cost savings of approximately $1.5 - $2.5 million over the temporary workforce reduction period with such savings starting the third quarter of 2009.

The aforementioned plans are in addition to the restructuring actions previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Segment Reporting

A strategic review of our operations resulted in changes to our reportable operating segments as defined in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). Effective April 1, 2009, we have five reportable business segments: Coating Resins, Additive Technologies, In Process Separation, Engineered Materials, and Building Block Chemicals. We have recast certain Items of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, to reflect the changes in segment reporting. These updated Items have been filed as exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed on June 3, 2009, which has been incorporated by reference in this prospectus supplement. There is no change to the Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows or Consolidated Statements of Shareholders’ Equity previously reported in our Annual Report on Form 10-K for the year ended December 31, 2008 or our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Tender Offers

On June 30, 2009, we commenced offers to purchase for cash our existing debt securities as follows:

•	any and all of our 5.50% Notes due October 1, 2010 (the “2010 Notes”, and such offer is the “Any and All Tender Offer”); and

•

up to $250,000,000 in aggregate principal amount, less any amount accepted in the Any and All Tender Offer, of our 4.60% Notes due July 1, 2013 (the “2013 Notes”) with a maximum repurchase amount of $50,000,000 (the “Maximum Tender Amount”).

As of June 30, 2009, $250.0 million aggregate principal amount of the 2010 Notes and $187.7 million aggregate principal amount of the 2013 Notes were outstanding. The tender offer consideration payable for notes tendered and accepted by us for purchase in the tender offers will be $1,035 per $1,000 principal amount of the 2010 Notes, and $930 per $1,000 principal amount of the 2013 Notes. Holders of the 2013 Notes may also receive an early tender premium of $20 per $1,000 principal amount of notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 14, 2009 and accepted for purchase.

Additionally, accrued and unpaid interest will be paid on any notes of each series accepted for purchase up to, but not including, the applicable settlement date. The amount of the 2013 Notes purchased in the tender offers will be subject to the Maximum Tender Amount. This means that in the tender offers, we will purchase the 2010 Notes before we purchase the 2013 Notes, and that the aggregate principal amount of 2013 Notes purchased in the tender offers may be subject to proration if the total aggregate principal amount of 2013 Notes tendered in the tender offers exceeds the Maximum Tender Amount. Holders of the 2010 Notes that are validly tendered and are accepted for purchase will receive the applicable tender offer consideration described above but will not receive an early tender premium. Holders of the 2013 Notes that are validly tendered at or prior to the early tender date and are accepted for purchase will receive the applicable tender offer consideration described above in addition to the early tender premium. Holders of the 2013 Notes that are validly tendered after the early tender date and are accepted for purchase will receive the applicable tender offer consideration but not the early tender premium.

The tender offers are not conditioned upon any minimum amount of the 2010 Notes or the 2013 Notes being tendered, and we reserve the right to increase or modify the Maximum Tender Amount with respect to the 2013 Notes. We intend to fund our purchase of the 2010 Notes or the 2013 Notes tendered and accepted from the net proceeds of this offering plus, if necessary, cash on hand. The tender offers are scheduled to expire at 5:00 p.m., New York City time, on July 14, 2009 for the 2010 Notes, and 11:59 p.m., New York City time, on July 28, 2009 for the 2013 Notes, and are conditioned, among other things, upon the issuance by us, prior to 5:00 p.m. on July 14, 2009, of a minimum of $250.0 million aggregate principal amount of notes through this offering. For a discussion of the terms of the 2010 Notes and the 2013 Notes, see our Annual Report on Form 10-K for the year ended December 31, 2008 and the notes to the financial statements incorporated by reference in this prospectus supplement.

The tender offers are being made on the terms and subject to the conditions set forth in the offer to purchase, dated June 30, 2009, relating to the tender offers (the “Offer to Purchase”). The tender offers are being made solely pursuant to, and are governed by, the Offer to Purchase. We cannot assure you that the tender offers will be consummated in accordance with their terms, or at all, or that a significant principal amount of the 2010 Notes and the 2013 Notes will be tendered and cancelled pursuant to the tender offers. This offering is not conditioned upon the successful consummation of the tender offers.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities We May Offer” in the accompanying prospectus.

Issuer	Cytec Industries Inc.

Notes Offered	$250,000,000 aggregate principal amount of % Senior Notes due 20 .

Maturity	, 20 .

Interest Rate	The notes will bear interest from , 2009 at the rate of % per annum, payable semiannually in arrears.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment from time to time if the debt rating assigned to the notes is downgraded (or subsequently upgraded), as described under “Description of Notes — Interest Rate Adjustment” in this prospectus supplement.

Interest Payment Dates	and of each year, beginning on .

Ranking	The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior unsecured indebtedness that is not accorded a priority under applicable law. The notes will rank senior in right of payment to any future indebtedness that specifically is subordinated to the notes and will be effectively subordinated to any existing and future secured indebtedness.

Optional Redemption	We may redeem some or all of the notes at any time at a redemption price that includes a make-whole premium, as described under “Description of Notes — Optional Redemption” in this prospectus supplement.

Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event,” as defined under “Description of Notes — Repurchase Upon Change of Control Triggering Event” in this prospectus supplement, we will be required to make an offer to repurchase the notes in cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants

The indenture governing the notes will contain certain covenants that will, among other things, limit our ability and our restricted subsidiaries’ ability to create or incur certain liens to secure indebtedness and engage in sale and leaseback transactions. In addition, the indenture will also limit our ability to consolidate or merge or convey, transfer or lease all or substantially all of our assets with or to any person. See “Description of Debt Securities We May Offer — Certain Covenants” in the accompanying prospectus.

Use of Proceeds	We intend to use all or a portion of the net proceeds from this offering, plus cash on hand, if necessary, to purchase for cash any and all of our 2010 Notes and up to the Maximum Tender Amount of our 2013 Notes tendered and accepted by us for purchase, including the payment of accrued interest and any applicable early tender premium, as described under “— Recent Developments — Tender Offers.” We intend to add any remaining net proceeds from the sale of the notes to our general corporate funds that may be used for, without limitation, the repayment at maturity or repurchases of any remaining principal amount of our 2010 Notes, repayment of short-term borrowings or other debt or any other general corporate purpose. Before we use proceeds for these purposes, we may invest them in short-term, interest-bearing investment grade or U.S. government securities.

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should consider carefully the specific risks set forth in “Risk Factors” beginning on page S-9 for a discussion of certain risks in making an investment in the notes.

Further Issuances	We may issue additional notes ranking equally with the notes (in the same form and terms other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue). Such notes may form a single series with the notes.

Trustee	The Bank of New York Mellon

Governing Law	The indenture provides that the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Listing	We do not intend to list the notes on any securities exchange or to include them in any automated quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors — Risks Related to the Notes — If an active trading market for the notes does not develop, you may not be able to resell them” in this prospectus supplement.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial information from our unaudited consolidated financial statements as of and for the three months ended March 31, 2008 and March 31, 2009 and our audited consolidated financial statements as of and for the fiscal years ended December 31, 2006, 2007 and 2008. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Interim financial statements are not necessarily indicative of results that may be experienced for the fiscal year or any future reporting period. You should read the summary consolidated financial data presented below in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, in each case, as updated by our Current Report on Form 8-K dated June 3, 2009, each of which is incorporated by reference into this prospectus supplement.

	Year Ended December 31,						Three Months Ended March 31,
	2008		2007		2006		2009	2008
	(Dollars in millions)
Operating Results:
Net Sales		$3,639.9		$3,503.8		$3,329.5	$612.0	$973.0
Manufacturing cost of sales		2,912.7		2,752.9		2,669.6	497.8	772.7
Selling and technical services		230.1		212.8		215.4	49.4	58.6
Research and process development		81.6		75.7		73.9	17.9	21.7
Administrative and general		112.0		113.2		102.9	29.6	29.0
Amortization of acquisition intangibles		39.6		38.7		37.8	9.2	10.1
Gain on sale of assets held for sale		-		13.6		75.5	1.6	-
Goodwill impairment charge		385.0		-		-	-	-

(Loss)/earnings from operations		(121.1)		324.1		305.4	9.7	80.9
Other income (expense), net		1.5		(0.4)		12.7	(3.2)	0.3
Gain on early extinguishment of debt		1.9		-		-	-	-
Equity in earnings of associated companies		1.5		1.4		3.2	0.2	0.5
Interest expense, net		35.2		41.9		55.5	5.6	9.9

(Loss)/earnings before income tax provision and cumulative effect of accounting change		(151.4)		283.2		265.8	1.1	71.8
Income tax provision		47.4		76.7		69.4	1.0	22.2

(Loss)/earnings before cumulative effect of accounting change		(198.8)		206.5		196.4	0.1	49.6
Cumulative effect of accounting change, net of taxes		-		-		(1.2)	-	-

Net (loss)/earnings		(198.8)		206.5		195.2	0.1	49.6
Less: Net earnings attributable to noncontrolling interests (1)		N/A		N/A		N/A	(0.2)	(0.5)
Net (loss)/earnings attributable to Cytec Industries Inc. (1)	$	N/A	$	N/A	$	N/A	$(0.1)	$49.1

	As of and for the Year Ended December 31,			As of and for the Three Months Ended March 31,
	2008	2007	2006	2009	2008
	(Dollars in millions)
Balance Sheet Data:
Total assets	$3,625.6	$4,061.7	$3,830.5	$3,430.1	$4,220.8
Total debt	848.8	848.7	943.6	832.4	800.7
Total equity	1,474.7	1,914.0	1,572.0	1,411.2	2,034.2
Other Data:
Net cash provided (used) by:
Operating activities	228.7	269.8	201.0	62.6	38.2
Investing activities	(193.4)	(76.1)	104.1	(57.8)	(28.6)
Financing activities	(52.0)	(144.0)	(354.4)	(19.3)	(56.1)
Capital expenditures	195.8	114.8	102.5	63.5	26.7
Depreciation expense	113.7	100.9	111.2	28.1	28.1
EBITDA (2)	43.1	470.7	474.1	45.4	120.7

(1)	Data presented for the three months ended March 31, 2009 and March 31, 2008 reflects the impact of adopting Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”), which became effective in the first quarter of 2009. A noncontrolling interest represents the ownership interests in a subsidiary that are held by owners other than the parent (i.e., the portion of the net assets of a subsidiary not owned by the parent). FAS 160 requires the presentation of noncontrolling interests separately within the equity section of the balance sheet. FAS 160 also requires separate presentation in the consolidated income statement of the portion of consolidated earnings attributable to noncontrolling interests. Data presented for the years ended December 31, 2008, 2007 and 2006 does not reflect the provisions of FAS 160. The financial statements for the years ended December 31, 2008, 2007 and 2006 will reflect the presentation requirements of FAS 160 when we file our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The following table discloses the components of EBITDA, which represents our net (loss)/earnings attributable to Cytec Industries Inc. before interest expense, net, taxes, depreciation and amortization and the cumulative effect of accounting changes as set forth below. We present EBITDA because it is a basis upon which our management assesses financial performance and we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to (1) net earnings determined in accordance with GAAP or (2) cash flow provided by operating activities determined in accordance with GAAP. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. See the section of this prospectus supplement titled “Non-GAAP Financial Measures”.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2007	2006	2009	2008
Net (loss) earnings/net (loss) earnings attributable to Cytec Industries Inc. (3)	$(198.8)	$206.5	$195.2	$ (0.1)	$49.1
Income tax provision	47.4	76.7	69.4	1.0	22.2
Interest expense, net	35.2	41.9	55.5	5.6	9.9
Cumulative effect of accounting change	-	-	1.2	-	-
Earnings before interest and taxes	(116.2)	325.1	321.3	6.5	81.2
Depreciation	113.7	100.9	111.2	28.1	28.1
Amortization	45.6	44.7	41.6	10.8	11.4
EBITDA	$43.1	$470.7	$474.1	$45.4	$120.7

(3)	The presentation of net (loss) earnings/net (loss) earnings attributable to Cytec Industries Inc. is in accordance with FAS 160. See Note (1) above.

Pro Forma Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges on a pro forma basis for the three months ended March 31, 2009 was 0.8 as compared to 1.0 on an actual basis and assumes the $250.0 million of proceeds from this offering are used to purchase the entire $250.0 million aggregate principal amount of the 2010 Notes and none of the 2013 Notes in the tender offers. To the extent less than all of the 2010 Notes are purchased in the tender offers, and any of the 2013 Notes are purchased in the tender offers, the pro forma ratio of earnings to fixed charges for the three months ended March 31, 2009 may differ. Pro forma earnings for the three months ended March 31, 2009 would need to increase $2.4 million in order to achieve a one-to-one ratio. The pro forma ratio of earnings to fixed charges for the year ended December 31, 2008 remains not meaningful and reflects the same use of proceeds as the pro forma calculation for the three months ended March 31, 2009. In order to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2008 earnings would have needed to increase by $159.2 million. For additional information regarding the tender offers please see “— Recent Developments — Tender Offers”. We cannot assure you that the tender offers will be consummated in accordance with their terms, or at all, or that a significant principal amount of the 2010 Notes and the 2013 Notes will be tendered and cancelled pursuant to the tender offers. This offering is not conditioned upon the successful consummation of the tender offers.

RISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, which Annual Report on Form 10-K is incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks Related to Our Business and Finances

Some of our businesses are cyclical and demand by our customers for our products weakens during economic downturns.

A portion of our product sales is attributable to industries and markets, such as the construction and aerospace industries, that historically have been cyclical and sensitive to changes in supply and demand and general economic conditions. The demand for our products depends, in part, on the general economic conditions of the industries or national economies of our customers. Weakness in the United States and global economy has resulted and may continue to result in a reduction of sales by our customers and us, which has and may continue to affect adversely our business, financial condition and results of operations. For example, we are continuing to see lower demand in Engineered Materials, resulting from inventory destocking by parts manufacturers for large commercial aircraft as well as a sharper than expected slowdown in production rates related to business and regional jets. In addition, in Building Block Chemicals, we are experiencing weak demand in end markets for melamine products due to the general economic environment, and are expecting margin pressure in acrylonitrile due to cost increases in propylene. Weak demand also continues to challenge the Coating Resins products. As a result of these factors, we expect to incur a loss for the second quarter of 2009 before special items.

It is not possible to predict accurately the factors that will affect demand for our products in the future, but we believe that the factors mentioned above will continue to affect adversely our business, financial condition and results of operations through 2009. In a declining economic environment, we may experience the negative effects of increased competitive pricing pressure and customer turnover as well.

We may not have access to capital in the future due to changes in general economic conditions.

We may need new or additional financing in the future to expand our business or refinance existing indebtedness. Any sustained weakness or further decline in the general economic conditions and/or financial markets in the United States or globally could affect adversely our ability to raise capital on favorable terms or at all, and could affect our ability to comply with the financial ratios under our revolving credit agreement and access our revolving credit agreement.

From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity for acquisitions and general corporate purposes. Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could affect adversely our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities and increased costs under credit facilities. Continuation of these disruptions would increase our interest expense and capital costs and could affect adversely our results of operations and financial position including our ability to grow our business through acquisitions.

Furthermore, under our $400.0 million five-year revolving credit agreement, which expires June 2012, we are required to meet financial ratios, including a maximum total consolidated debt to consolidated EBITDA ratio (as defined in the credit agreement) (the “Debt Covenant Ratio”) and a minimum consolidated EBITDA (as defined in the credit agreement) to interest expense ratio. Complying with these ratios could limit our ability to plan for or react to market conditions or meet extraordinary capital needs and could otherwise restrict our financing activities. Our ability to comply with the covenants will depend on our future operating performance, which may continue to be adversely affected by general economic conditions.

If we fail to comply with those covenants and terms, we will be in default. In this case, we would be required to obtain waivers from our lenders in order to maintain compliance. If we were unable to obtain any necessary waivers, the amounts outstanding under this agreement could be accelerated, and become immediately due and payable, and we would not be able to borrow any additional funds under the agreement while such default continued. Our ability to fully utilize our revolving credit agreement is limited by our actual calculated Debt Covenant Ratio as compared to the maximum Debt Covenant Ratio permitted under the agreement. We do not expect to have full access to the maximum amount of the facility through the remainder of 2009. At May 31, 2009, we had $80.0 million outstanding under our revolving credit agreement. We anticipate that we will have a minimum of $100.0 million available for borrowing under our revolving credit agreement through 2009.

We may be adversely impacted by increased costs related to our defined benefit pension plans.

We sponsor defined benefit pension plans for employees in the United States and various foreign locations. The major defined benefit pension plans are funded with trust assets invested in a globally diversified portfolio of securities and other investments. Changes in regulatory requirements or the market value of plan assets, investment returns, interest rates and mortality rates may affect the funded status of our defined benefit pension plans and cause volatility in the net periodic benefit cost and future funding requirements of the plans. Recent declines in the financial markets have reduced the market value of our plan assets, which has resulted in additional expected contributions to the plans. A significant increase in our obligations or future funding requirements could have an adverse effect on our financial results and financial position.

Risks Related to the Notes

The notes will not be secured by any of our assets and are subject to prior claims of any of our existing or future secured creditors.

The notes are our unsecured senior obligations, ranking equally with our other senior unsecured indebtedness but effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances without equally and ratably securing the notes. Any claims of existing or future secured lenders with respect to assets securing their loans will be prior to any claim of the holders of these notes with respect to those assets. In addition, the notes will not be guaranteed by any of our subsidiaries and therefore will be effectively subordinated to the debt and other liabilities of all our subsidiaries.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

Negative covenants in the indenture offer only limited protection to holders of the notes.

The indenture governing the notes will contain negative covenants that apply to us and certain of our subsidiaries. However, the indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the limitation on liens and limitation on sale and leaseback transactions covenants in the indenture contain exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the notes. See “Description of Debt Securities We May Offer — Certain Covenants” in the accompanying prospectus for a description of this covenant and related definitions. In light of these exceptions, holders of the notes may be effectively subordinated to new lenders.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated Baa3 (stable outlook) by Moody’s Investors Service (“Moody’s”) and BBB– (stable outlook) by Standard & Poor’s Ratings Services (“S&P”). Agency credit ratings are not a recommendation to buy, sell or hold any security. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that these credit ratings will remain in effect for any given period of time. Such ratings could be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such action. Any deterioration of the credit ratings assigned to the notes or to our credit ratings in general could impact adversely the trading prices of, and the liquidity of the market for, the notes and would also affect adversely our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in indentures or other loan agreements governing the terms of any future indebtedness that we may incur.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event (as defined in “Description of Notes”), each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a change of control triggering event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. A recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board. See “Description of Notes — Repurchase Upon Change of Control Triggering Event.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could affect adversely your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of Notes — Repurchase Upon Change of Control Triggering Event,” upon the occurrence of a change of control triggering event, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that negatively could affect the value of your notes. If we were to enter into a significant corporate transaction that negatively would affect the value of the notes, but that would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect your investment.

If an active trading market for the notes does not develop, you may not be able to resell them.

The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a trading market for the notes will ever develop or be maintained. Further, we can make no assurances as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the condition of the industry in which we operate generally, the then-current ratings assigned to the notes and the market for similar securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

USE OF PROCEEDS

We expect the net proceeds from this offering of notes to be approximately $             million after deducting the underwriting discount and our estimated expenses relating to the offering. We intend to use all or a portion of the net proceeds from this offering, plus cash on hand, if necessary, to purchase for cash any and all of our 2010 Notes and up to the Maximum Tender Amount of our 2013 Notes tendered and accepted by us for purchase, including the payment of accrued interest and any applicable early tender premium, as described under “Offering Summary — Recent Developments — Tender Offers.” We intend to add any remaining net proceeds from the sale of the notes to our general corporate funds that may be used for, without limitation, the repayment at maturity or repurchases of any remaining principal amount of our 2010 Notes, repayment of short-term borrowings or other debt or any other general corporate purpose. Before we use the proceeds for these purposes, we may invest them in short-term, interest-bearing investment grade or U.S. government securities.

As of June 30, 2009, $250.0 million aggregate principal amount of the 2010 Notes and $187.7 million aggregate principal amount of the 2013 Notes were outstanding. The tender offer consideration payable for notes tendered and accepted by us for purchase in the tender offers will be $1,035 per $1,000 principal amount of the 2010 Notes, and $930 per $1,000 principal amount of the 2013 Notes. Holders of the 2013 Notes may also receive an early tender premium of $20 per $1,000 principal amount of notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 14, 2009 and accepted for purchase. Additionally, accrued and unpaid interest will be paid on any notes of each series accepted for purchase up to, but not including, the applicable settlement date. The amount of the 2013 Notes purchased in the tender offers will be subject to the Maximum Tender Amount and possible proration as described under “Offering Summary — Recent Developments — Tender Offers.”

The tender offers are being made on the terms and subject to the conditions set forth in the Offer to Purchase. The tender offers are being made solely pursuant to, and are governed by, the Offer to Purchase. We cannot assure you that the tender offers will be consummated in accordance with their terms, or at all, or that a significant principal amount of the 2010 Notes and the 2013 Notes will be tendered and cancelled pursuant to the tender offers. This offering is not conditioned upon the successful consummation of the tender offers.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and total capitalization at March 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the issuance and the sale of the notes offered hereby and (ii) the application of the net proceeds therefrom to purchase for cash any and all of our 2010 Notes and up to the Maximum Tender Amount of the 2013 Notes tendered and accepted by us for purchase pursuant to the tender offers described under “Offering Summary — Recent Developments — Tender Offers.”

You should read this table in conjunction with “Offering Summary — Summary Consolidated Financial Data,” “Use of Proceeds” and “Recent Developments” appearing elsewhere in this prospectus supplement, the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, in each case incorporated by reference into this prospectus supplement, and the financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. The table below does not reflect the payment of any expenses or underwriting discounts relating to this offering.

	At March 31, 2009
	Actual	As Adjusted
(Dollars in millions):
Cash and cash equivalents (1)	$38.0	$

Short-term borrowings and current maturities of long-term debt	27.2		27.2
Long-term debt
Notes offered hereby	-		250.0
Five-year revolving credit agreement due June 2012 (2)	113.0		113.0
5.5% Notes Due October 1, 2010 (1)(3)	249.9		-
4.6% Notes Due July 1, 2013 (1)(3)	190.0		190.0
6.0% Notes Due October 1, 2015	249.5		249.5
Other	2.8		2.8

Total debt	832.4		832.5
Total equity	1,411.2		1,411.2

Total capitalization	$2,243.6		$2,243.7

(1)	Reflects the purchase of the entire $250.0 aggregate principal amount of outstanding 2010 Notes, and no 2013 Notes, in the tender offers. To the extent less than all of the 2010 Notes, and any of the 2013 Notes, are purchased in the tender offers, the amounts in the table above in the “as adjusted” column may differ.
(2)	The outstanding balance under our five-year revolving credit agreement was $80.0 million as of May 31, 2009 and $320.0 million remains available under such credit agreement.
(3)	Series of debt securities subject to the tender offers.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities We May Offer” in the accompanying prospectus.

The notes are to be issued under an indenture (the “indenture”), dated as of March 15, 1998, between us and PNC Bank, National Association, as trustee (the “trustee”), as supplemented from time to time. Subsequently, The Chase Manhattan Bank acquired substantially all of the assets of the corporate trust business of PNC Bank, National Association (including the duties and rights of PNC Bank, National Association, under the indenture) and later changed its name to JPMorgan Chase Bank, National Association. Thereafter, The Bank of New York acquired the assets and corporate trust business of JPMorgan Chase Bank, National Association and later changed its name to The Bank of New York Mellon; accordingly The Bank of New York Mellon is now the trustee under the indenture and is also the registrar and paying agent for the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture is available for inspection at the office of the trustee and is filed as Exhibit 4.1 to our Current Report on Form 8-K, dated March 18, 1998.

The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at the Company’s address set forth in the section entitled “Where You Can Find More Information.”

The definitions of certain capitalized terms used in the following summary are set forth below.

As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to Cytec Industries Inc. and not to any of our subsidiaries.

General

The notes initially will be limited to $250.0 million aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on             , 20    . The notes will be represented by one or more global notes and will be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement. Interest will be payable semiannually in arrears on              and              of each year, beginning             ,         . Interest on the notes will be paid to holders of record at the close of business on the              or             , whether or not a business day (as defined below), immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or the maturity date of the notes is not a business day, then the related payment of interest or principal payable, as applicable, on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or maturity date and no further interest will accrue as a result of such delay. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or other location are authorized or obligated by law or executive order to close.

Further Issuances

We may, from time to time, without notice to or consent of the holders of the notes, increase the principal amount of the notes that may be issued under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the issue price), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes, including for purposes of voting, redemptions and offers to purchase and will rank equally and ratably with the notes offered hereby.

Optional Redemption

The notes may be redeemed, in whole or in part, at our option at any time or from time to time. In such event, we will notify the trustee of our decision to redeem the notes, in whole or in part, as provided in the indenture. The redemption price for the notes to be redeemed on any redemption date will be calculated by us and will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued and unpaid to, but excluding, the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by a Reference Treasury Dealer (as defined below) selected by us, plus          basis points plus accrued and unpaid interest on the notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Quotation Agent” means, for the purposes of determining the redemption price, such primary U.S. government securities dealer as may be selected by us.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., Goldman, Sachs & Co., RBS Securities Inc. or a Primary Treasury Dealer (defined below) selected by Wachovia Capital Markets, LLC (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) one or more other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the note to be redeemed on that date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security; provided, however, that no notes of a principal amount of $2,000 or less shall be redeemed in part.

Repurchase Upon Change of Control Triggering Event

If a change of control triggering event (as defined below) occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased up to, but not including, the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the change of control, no earlier than 30 days and no later than 60 days from the date on which the change of control triggering event occurs (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will publicly announce the results of the change of control offer on or as soon as possible after the date of purchase.

Except as described above, the indenture does not contain provisions that permit holders to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Our ability to pay cash to the holders of notes following the occurrence of a change of control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The definition of change of control under the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain. A recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Below investment grade rating event” means the rating on the notes is lowered independently by each of the rating agencies (as defined below) and the notes are rated below an investment grade rating (as defined below) by each of the rating agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following the consummation of such change of control (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).

“Change of control” means the occurrence of any of the following:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(2)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries);

(3)	we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

(4)	the adoption of a plan relating to our liquidation or dissolution; or

(5)	the first day on which a majority of the members of our board of directors are not continuing directors (as defined below).

“Change of control triggering event” means the occurrence of both (1) a change of control and (2) a below investment grade rating event.

“Continuing director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent continuing directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any substitute rating agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a substitute rating agency (as defined below) in lieu thereof.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor thereto.

“Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule l5c3-l(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) and that is reasonably acceptable to the trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Our credit agreement provides, and future credit agreements or other agreements relating to any indebtedness to which we become a party may provide, that certain events relating to a change in the control of our Company would constitute a default thereunder. If we experience such a change of control event that triggers a default under our credit agreements or such other agreements, we could seek a waiver of such default or seek to refinance the senior credit agreement or the indebtedness under such other agreements. In the event we do not obtain such a waiver or refinance the credit agreements or the indebtedness under such other agreements, such default could result in amounts outstanding under the credit agreements or such other agreements being declared due and payable, which could have a material adverse effect on us.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, any substitute rating agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating of the notes from Moody’s (or any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating of the notes from S&P (or any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB–	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or, in either case, any substitute rating agency), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase. If

Moody’s (or any substitute rating agency) subsequently increases its rating of the notes to Baa3 or higher (or an equivalent rating of the substitute rating agency) and S&P (or any substitute rating agency) increases its rating to BBB– or higher (or an equivalent rating of the substitute rating agency), the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated A3 and A– or higher by Moody’s and S&P, respectively (or, in either case, the equivalent ratings of any substitute rating agency, or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any substitute rating agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

For so long as only one rating agency provides a rating on the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of a rating agency ceasing to provide a rating. For so long as no rating agency provides a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate, and will continue until the next subsequent interest rate increase or decrease. If Moody’s or S&P or any substitute rating agency thereof changes its rating of the notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease described above relating to such agency’s action.

If the interest rate payable on the notes is increased as described above under “—Interest Rate Adjustment,” the term “interest,” as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a regulated investment company,

•	a real estate investment trust,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle, conversion or other integrated transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Changes in these laws could affect the continued validity of this section.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	an individual who is a citizen or resident of the United States,

•	an entity treated as a corporation for U.S. federal income tax purposes and created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or, to the extent provided in regulations, it was in existence on August 20, 1996, treated as a domestic trust prior to such date and elected to continue to be so treated.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest

You will be taxed on any interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes.

The Company believes that any payments of interest resulting from adjustments to the ratings assigned to the notes will be taxable to you as interest income when received or accrued, in accordance with your method of accounting for United States federal income tax purposes. See “Description of Notes—Interest Rate Adjustment”. Further, the Company believes that the possibility of either an optional redemption or a repurchase upon certain changes in control is remote and therefore the rules governing contingent payment debt instruments should not apply to the notes. See “Description of Notes—Optional Redemption” and “—Repurchase Upon Change of Control Triggering Event”.

Our positions are not binding on the Internal Revenue Service. The Internal Revenue Service may take positions contrary to the above and may treat the notes as contingent payment debt instruments under the applicable Treasury regulations, which could affect the timing and character of income, gain or loss from holding or disposing of the notes. If the Internal Revenue Service were to successfully assert that the notes are contingent payment debt instruments, you may be required to accrue income on your notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. You should consult your independent tax advisor concerning these positions.

Purchase, Sale, Exchange and Retirement of the Notes

Your tax basis in your note will generally be the cost of your note. You will generally recognize capital gain or loss on the sale, exchange or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•

we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Cytec entitled to vote,

2.	you are not a controlled foreign corporation that is related, directly or indirectly, to Cytec through stock ownership,

3.	you are not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

4.	we do not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to us an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to us documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	we have received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	we received a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to us under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	we otherwise possess documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations;

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Also, if you are a United States alien holder of a note, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Cytec entitled to vote at the time of death, and

•	the income on the note would not have been effectively connected with the conduct of a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premiums and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States.

Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Prospective investors are strongly urged to consult their own tax advisors with respect to the backup withholding requirements.

UNDERWRITING

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Goldman, Sachs & Co.
RBS Securities Inc.
Wachovia Capital Markets, LLC

Total		$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions precedent. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the representatives of the underwriters that the underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed         % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed         % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price, the concession and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Cytec
Per Note		%
Total		%

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, it may, with affect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time, other than:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

Each purchaser of the notes described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that it (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom; (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain affiliates of Citigroup Global Markets Inc. are the lender and administrative agent, respectively, of the Company’s revolving credit agreement. In addition, Citigroup Global Markets Inc., RBS Securities Inc. and Wachovia Capital Markets, LLC are acting as dealer managers in connection with our offer to purchase for cash of any and all of our 2010 Notes and up to the Maximum Tender Amount of our 2013 Notes as described under “Offering Summary — Recent Developments — Tender Offers.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov and from our website at http://www.cytec.com.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus supplement. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full herein. The information incorporated by reference is considered to be a part of this prospectus supplement and any information that we later file with the SEC automatically will update or supersede this information. We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on February 26, 2009 and as updated by the Current Report on Form 8-K filed with the SEC on June 3, 2009, as referred to below);

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed with the SEC on April 30, 2009 and as updated by the Current Report on Form 8-K filed with the SEC on June 3, 2009, as referred to below);

•	our Current Reports on Form 8-K filed on January 8, 2009 (other than Items 2.02 and 9.01, which were furnished and not filed), May 15, 2009, May 28, 2009, June 3, 2009 and June 18, 2009;

•	our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Common Stockholders on April 16, 2009, filed on March 6, 2009; and

•	all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning us at the following address or phone number: Cytec Industries Inc., Attention: Investor Relations, 5 Garret Mountain Plaza, Woodland Park, NJ 07424, Telephone Number: (973) 357-3100

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters are being represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of the Company and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on February 26, 2009 and as updated by the Current Report on Form 8-K filed with the SEC on June 3, 2009), have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance on the reports given upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements, dated February 26, 2009, except as to notes 3, 9, and 16, which are as of June 3, 2009, refers to a change in the methods of accounting for the measurement date of pension and other postretirement plan benefits and fair value measurements of financial assets and financial liabilities in 2008, a change in the method of accounting for uncertainty in income taxes in 2007, and to a change in the methods of accounting for pension and other post retirement benefits and for share based compensation in 2006.

Cytec Industries Inc.

Debt Securities

Cytec Industries Inc. from time to time may offer to sell senior or subordinated debt securities at prices and on other terms to be determined at the time of the offering. The debt securities may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Cytec Industries Inc. or debt or equity securities of one or more other entities.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered will be described in a supplement to this prospectus or term sheet. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investing in the debt securities involves risks. See “Risk Factors” on page 5 of this prospectus, the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December  31, 2008, and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these debt securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and applicable prospectus supplement or term sheet may be used in the initial sale of the debt securities or in resales by selling debt securityholders. In addition, Cytec Industries Inc. may use this prospectus and the applicable prospectus supplement or term sheet in a remarketing or other resale transaction involving the debt securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated June 30, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time any combination of the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering, including amounts, prices and terms of the debt securities being offered. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or term sheet together with additional information described immediately below under the heading “Available Information” and “Incorporation of Certain Information by Reference”.

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

Unless indicated otherwise, the terms “Cytec,” the “Company,” “we,” “us,” and “our” each refer collectively to Cytec Industries Inc.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Cytec Industries Inc., the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on February 26, 2009 and as updated by the Current Report on Form 8-K filed with the SEC on June 3, 2009, as referred to below);

(2)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed with the SEC on April 30, 2009 and as updated by the Current Report on Form 8-K filed with the SEC on June 3, 2009, as referred to below);

(3)	our Current Reports on Form 8-K filed on January 8, 2009 (other than Items 2.02 and 9.01, which were furnished and not filed), May 15, 2009, May 28, 2009, June 3, 2009 and June 18, 2009;

(4)	our Definitive Proxy Statement on Schedule 14A for the Annual General Meeting of Shareholders on April 16, 2009, filed on March 6, 2009; and

(5)	all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the completion of the offering of all the debt securities covered by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Investor Relations Department, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424, Phone: (973) 357-3100.

COMMENTS ON FORWARD-LOOKING STATEMENTS

A number of the statements made by us in this prospectus, any prospectus supplement or in our documents incorporated by reference may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include, among others, statements concerning: our or any of our segments’ outlook for the future, anticipated results of acquisitions and divestitures, selling price and raw material cost trends, anticipated changes in currency rates and their effects, economic forces within the industry we operate, anticipated costs, target completion dates and expenditures for capital projects, expected sales growth, operational excellence strategies and their results, expected annual tax rates, our long-term goals, future legal settlements and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements.

The following factors, among others, could affect our anticipated results: our ability to successfully complete planned or ongoing restructuring and capital expansion projects, including realization of the anticipated results from such projects; our ability to maintain or improve current ratings on our debt; our ability to obtain financing or borrow fully against committed lines, changes in financial conditions or the financial status of our existing lenders’ markets; changes in global and regional economies; the financial well-being of our customers and the end consumers of our products; changes in demand for our products or in the quality, costs and availability of our raw materials and energy; customer inventory reductions; the actions of competitors; currency and interest rate fluctuations; technological change; our ability to renegotiate expiring long-term contracts; our ability to raise our selling prices when our product costs increase; changes in employee relations, possible strikes or work stoppages at our facilities or at the facilities of our customers or suppliers; changes in laws and regulations or their interpretation, including those related to taxation and those particular to the purchase, sale, storage and manufacture of chemicals or operation of chemical plants; governmental funding for those military programs that utilize our products; litigation, including its inherent uncertainty and changes in the number or severity of various types of claims brought against us and changes in the laws applicable to these claims; quality problems; difficulties in plant operations and materials transportation, including those caused by hurricanes or other natural forces; environmental matters; returns on employee benefit plan assets and changes in the discount rates used to estimate employee benefit liabilities; changes in the medical cost trend rate; changes in accounting principles or new accounting standards; political instability or adverse treatment of foreign operations in any of the significant countries in which we or our customers operate; war, terrorism or sabotage; epidemics; and other unforeseen circumstances.

CYTEC INDUSTRIES INC.

We are a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, construction, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions for our customers. We operate on a global basis with 39% of our 2008 revenues in North America, 41% in Europe, the Middle East, and Africa, 14% in Asia-Pacific and 6% in Latin America. We have manufacturing and research facilities located in 18 countries. We had net sales of $3,639.9 million and loss from operations of $121.1 million in 2008. Included in the 2008 loss from operations is a goodwill impairment charge of $385.0 million.

Cytec was incorporated in Delaware as an independent public company in December 1993. Our principal executive offices are located at Five Garret Mountain Plaza, Woodland Park, New Jersey 07424.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

USE OF PROCEEDS

Except as otherwise disclosed in the applicable prospectus supplement, we intend to use the net proceeds from the sale or resale of the debt securities referenced in this prospectus for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or other debt or acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on an historical basis for the periods indicated:

	Year Ended December 31,										Three Months Ended March 31, 2009
	2004		2005		2006		2007		2008
Ratio of earnings to fixed charges (1)(3)	7.0	x	1.4	x	5.1	x	6.5	x	N/M	(2)	1.0	x

N/M = Not meaningful.

(1)	Our ratio of earnings to fixed charges has been computed by dividing earnings/(loss) from continuing operations (including distributed income of equity investees and amortization of capitalized interest) before income taxes and equity in earnings of associated companies plus fixed charges (excluding capitalized interest and minority interest expenses) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of discounts and/or premiums and deferred financing costs) and an estimate of the interest within rental expenses.

(2)	In order to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2008, earnings would need to increase by $151.1 million. Our earnings for the twelve months ended December 31, 2008 include a $385.0 million ($358.3 million after-tax) non-cash goodwill impairment charge related to our Coating Resins segment.

(3)	Earnings for the year ended December 31, 2006 excludes $1.2 million of expense pertaining to our adoption of SFAS No. 123 (revised 2004), “Share-Based Payment.”

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Please note that in this section entitled “Description of Debt Securities We May Offer,” references to the “Company,” “we,” “our” and “us” refer only to Cytec Industries Inc. and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

We may offer senior or subordinated debt securities from time to time. The debt securities may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. When we use the term “securities” in this prospectus, we mean any of the debt securities we may offer with this prospectus, unless we say otherwise.

This prospectus, including the following description of the terms of the debt securities, sets forth general terms that may apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. The debt securities will be issued under an indenture (the “indenture”), dated as of March 15, 1998, between us and PNC Bank, National Association, as trustee (the “trustee”), as supplemented from time to time. Subsequently, The Chase Manhattan Bank acquired substantially all of the assets of the corporate trust business of PNC Bank, National Association (including the duties and rights of PNC Bank, National Association, under the indenture) and later changed its name to JPMorgan Chase Bank, National Association. Thereafter, The Bank of New York assigned the assets and corporate trust business of JPMorgan Chase Bank, National Association and later changed its name to The Bank of New York Mellon; accordingly The Bank of New York Mellon is now the trustee under the indenture and is also the registrar and paying agent. Subject to certain limitations imposed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the trustee, under the indenture, in its individual or any other capacity, may become the owner or pledgee of our debt securities and may otherwise deal with and collect obligations owed to it by us and may otherwise deal with us with the same rights it would have if it were not the trustee.

The following is a summary of the most important provisions of the indenture. A copy of a form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Section references below are to the applicable section in the indenture. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

Ranking; Issuance In Series

Unless the applicable prospectus supplement specifies otherwise, the debt securities will rank equally and ratably with all of our other unsecured and unsubordinated obligations. The indenture does not limit the total amount of debt securities that we may issue under it, and we may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, neither the indenture nor the debt securities limit the amount of other secured or unsecured debt that we may incur or issue.

We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal and any premium of the debt securities of the series is payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities of the series bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest accrues, the interest payment dates on which any interest is payable or the method by which such dates will be determined, our right, if any, to defer or extend an interest payment date, and the record dates for the determination of holders to whom interest is payable and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•

our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•

if other than in U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on, the debt securities of the series is payable, and the manner of determining an equivalent amount of U.S. dollars;

•

any additions, modifications or deletions in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holder of any debt securities of the series to declare the principal, any premium or any interest on such debt securities immediately due and payable;

•	any trustee, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities of the series;

•

any terms of any guarantee of the payment of principal, any premium and any interest, with respect to the debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect; and

•

any other terms of the debt securities of the series not inconsistent with the provisions of the indenture, including, without limitation, any securities of our or of another person into which the debt securities of the series are convertible for which the debt securities of the series are exercisable or exchangeable.

Tax Considerations

Important Federal income tax consequences and special considerations applicable to any series of debt securities may be described in the prospectus supplement.

Denominations, Registration, Payment and Transfer

In the absence of any other specification in the form of debt security for any series, the debt securities of each series shall be issuable in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000.

Debt securities of any series may be exchanged for debt securities of the same series in other authorized denominations in an equal aggregate principal amount. Debt securities may also be presented for registration of transfer, and the transferee or transferees will receive new debt securities of the same series in authorized denominations in an equal aggregate principal amount. Debt securities to be exchanged or transferred must be presented at the office of the registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities. Debt securities presented for exchange or registration of transfer must be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in a form satisfactory to us and the trustee and duly executed by, the holder of these debt securities or his attorney who has been duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer. We will not assess a service charge.

For a description of the registration and transfer of debt securities held in book-entry form, see “Legal Ownership and Book-Entry Issuance” below.

We will appoint the trustee as registrar and paying agent under the indenture. We may at any time designate additional transfer agents or paying agents with respect to any series of debt securities or from time to time change those designations or approve a change in their locations.

We are not required to exchange or register a transfer of (a) any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for those series to be redeemed, or (b) any debt securities selected, called or being called for redemption except for the portion of any debt security to be redeemed in part, which is not redeemed.

The payment of principal of, and any premium and any interest on, debt securities will be made at the office of the trustee for those debt securities in the City of New York or at the office of a paying agent or paying agents that we may designate from time to time. At our option, however, we may pay any interest by check mailed to the address of the person entitled to it as that address appears in the register for those debt securities. The payment of any interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on any record date for that interest, except in the case of defaulted interest.

Certain Definitions

Certain terms defined in Section 1.01 of the indenture are summarized below.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as of the date of determination, the lesser of (i) the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) or (ii) the present value of the total obligations of the lessee for rental payments from the date of determination until the first possible termination date of the lease included in such Sale/Leaseback Transaction, plus the present value of any termination payment then due. For purposes of this definition, (x) the present value of the total obligations of the lessee for rental payments and for any termination payment shall be discounted at a rate of 100 basis points above the yield to maturity (as of the date of determination) on 10-year United States Treasury securities and (y) rental payments shall not include (A) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (B) contingent rent, such as that based on sales.

“Consolidated Net Tangible Assets” means total assets (net of applicable reserves) as determined in accordance with generally accepted accounting principles (“GAAP”) in the United States as in effect from time to time, less (i) total current liabilities, except for (A) notes and loans payable, (B) current maturities of Long-Term Debt and (C) current maturities of obligations under capital leases, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as reflected in our most recent consolidated balance sheet preceding the date of determination.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date the Debt was created.

“Principal Property” means any manufacturing plant or facility (together with the land upon which it is erected and fixtures comprising a part thereof) located in the United States (excluding territories and possessions) now owned or hereafter acquired by us or any Restricted Subsidiary the net book value of which, as of the date of determination, exceeds 1.5% of Consolidated Net Tangible Assets, except any such plant or facility which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Section 141(a), 142(a)5, 142(a)6, 142(a)10 or 144(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof, or which in the opinion of our board of directors is not of material importance to the total business conducted by us and our subsidiaries as a whole. The net book value of any manufacturing plant or facility shall mean the gross cost of the assets of such plant or facility less the accumulated depreciation with respect to such assets, calculated in accordance with GAAP and in the case of composite depreciation allocated in accordance with our accounting policies.

“Restricted Subsidiary” means (i) any Subsidiary which has substantially all of its assets located in the United States (excluding territories and possessions) and which owns a Principal Property and (ii) any Subsidiary which owns stock or indebtedness of a Restricted Subsidiary; provided, however, that the term “Restricted Subsidiary” shall not mean any Subsidiary (x) engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company or (y) which conducts substantially all of its business outside the United States (excluding its territories or possessions) or the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States (excluding territories and possessions).

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a person and the Company or a Subsidiary leases it from such person.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the issuer’s option.

Certain Covenants

Our principal covenants under the indenture relate to limitations on liens, restrictions on stock dispositions and maintenance of corporate existence. The following summarizes these covenants.

Limitation on Liens. The indenture provides that, so long as any debt securities issued under the indenture are outstanding, we shall not, and shall not permit any of our Restricted Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien (“Liens”) on any Principal Property of the Company or of any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without effectively providing that the debt securities, together with any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the debt securities, shall be secured equally and ratably with, or prior to, such secured Debt so long as such secured Debt is so secured. This restriction will not apply to Debt convertible into shares of capital stock of a Restricted Subsidiary (to the extent that such Debt is secured by such capital stock) or Debt secured by:

(a)	Liens on property or shares of stock of a business existing as of the date of the indenture;

(b)	Liens securing only the debt securities;

(c)	Liens on the property or stock of a person which are existing at the time (A) such property becomes a Principal Property or (B) such person becomes a Restricted Subsidiary, is merged into or consolidated with the Company or any Subsidiary, or another Subsidiary merges into or consolidates with such person (in a transaction in which such person becomes a Restricted Subsidiary) and which Liens were not incurred in anticipation of such transaction and were outstanding prior to such transaction;

(d)	Liens in favor of the Company or any Restricted Subsidiary;

(e)	Liens in favor of any government body to secure progress, advance or other payments under any contract or provision of any statute;

(f)	Liens on property or stock existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(g)	Liens on property or stock to secure the payment of all or any part of the purchase price or construction cost of such property or stock, or to secure any Debt incurred prior to, at the time of or within 180 days after the acquisition of such property or shares of stock, the completion of any such construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost of such property or stock; provided that such Liens shall be limited to all or a part of such property or stock (plus improvements on property);

(h)	Any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien referred to in clauses (a) through (g); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the same property or stock that secured the Lien that was extended, renewed or replaced (plus improvements on such property); and

(i)	Liens securing Debt, the aggregate principal amount of which, when added to (A) the aggregate amount of all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale/Leaseback Transactions existing at such time which would not otherwise be permitted under the covenant described under “Limitation on Sale/Leaseback Transactions” below but for the second paragraph thereof and (B) the aggregate outstanding principal amount of all other Debt of the Restricted Subsidiary which Debt would not otherwise be permitted under this covenant but for this clause (i), does not exceed 10% of Consolidated Net Tangible Assets. (Section 4.03)

Limitation on Sale and Leaseback Transactions. Neither we nor any Restricted Subsidiary will enter into any Sale/Leaseback Transaction with respect to any Principal Property unless:

(a)	the lease has a term of three years or less;

(b)	the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(c)	the Company or a Restricted Subsidiary under any of clauses (a) through (h) under the heading “Limitation on Liens” could create a Lien on the property to secure Debt at least equal to the amount of Attributable Debt for the lease; or

(d)	within 180 days of the effective date of the lease, the Company or a Restricted Subsidiary retires Long-Term Debt of our company (other than debt that is subordinate to the debt securities) or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. (Section 4.04)

Notwithstanding the previous paragraph, the Company or any Restricted Subsidiary may enter into any Sale/Leaseback Transaction (which would otherwise be subject to the foregoing restrictions) if the sum of the following amounts does not exceed 10% of Consolidated Net Tangible Assets:

•	the amount of the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale/Leaseback Transaction;

•

the aggregate outstanding principal amount of all Debt of the Company and its Restricted Subsidiaries which would not otherwise be permitted under the covenant under “Limitation on Liens” but for clause (i) of that section; and

•	the aggregate amount of all other Attributable Debt in respect of Sale/Leaseback Transactions existing at such time which would not otherwise be permitted under this covenant but for this paragraph.

Limitations on Consolidation, Merger, Sale or Conveyance. Under the indenture, so long as debt securities are outstanding, we will not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all of our assets with or to any person, unless:

•

the successor or purchaser is a corporation organized and existing under the laws of the United States, any State of the United States or the District of Columbia and expressly assumes through a supplemental indenture, delivered to the trustee, in a form that satisfies the trustee, all of our obligations under the indenture and the debt securities;

•

immediately after giving effect to that transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel that each states that such consolidation, merger or sale of assets and such supplemental indenture comply with the indenture. (Section 5.01)

Events of Default

Any one of the following events will constitute an event of default with regard to any series of debt securities under the indenture:

(a)	default continued for 30 days in payment of any installment of interest on any of the debt securities of that series when due and payable;

(b)	default in payment of all or any part of the principal on any of the debt securities of that series when due and payable either at maturity, upon any redemption, by declaration or otherwise;

(c)	default in the payment of any sinking fund installment as and when the same becomes due and payable by the terms of the debt securities of that series;

(d)	default in the performance, or breach, of any of our covenants or warranties in respect of the debt securities of that series and continuance of that default or breach for a period of 60 days after written notice as provided in the indenture;

(e)	the voluntary or involuntary bankruptcy, insolvency, or reorganization under any applicable law of the Company or any Restricted Subsidiary; or

(f)	the occurrence of any other event of default provided with respect to debt securities of such series. (Section 6.01)

However, a default under clause (d) will not constitute an event of default with respect to debt securities under such a series until the trustee or holders of at least 25% in principal amount of the outstanding debt securities of such series notify us of the default and we do not cure such default within the time specified after receipt of such notice. Any event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If an event of default (other than specified in clause (e)) with respect to debt securities of any series occurs and is continuing, the principal amount of, and all accrued and unpaid interest on, all outstanding debt securities of that particular series may be declared due and payable immediately by either the trustee or the holders of at least 25% in principal amount of all outstanding debt securities under the indenture. (Section 6.02) If an event of default specified in clause (e) with respect to debt securities of any series occurs and is continuing, the principal amount of, and all accrued and unpaid interest on, all debt securities of such series shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities of such series. (Section 6.02) If debt securities of any series are original issue discount debt securities, then only the amount of the principal of those debt securities then outstanding as may be specified in the terms of that series and any accrued interest on that specified principal amount may be accelerated.

The holders of a majority in the principal amount of debt securities may waive all defaults and annul and rescind a declaration of maturity of some or all of the debt securities if all payments other than the accelerated amounts have been made and all events of default have been cured, waived or otherwise remedied as provided in the indenture. Any such waiver, annulment and rescission must occur before a judgment or decree for amounts due has been obtained or entered. However, the consent of each debt security holder affected is required in order to waive a default in the payment of the principal of or interest on any debt securities or any covenant or provision of the indenture which specifically requires the consent of the holder of each debt security affected.

The indenture requires us to file with the trustee annually a written statement as to any defaults in the performance or fulfillment of any of our covenants, agreements or conditions contained in the indenture. (Section 4.07) The indenture provides that, if the trustee considers it in the interests of the holders of the debt securities of any series, the trustee may withhold notice to the holders of debt securities of that series of any default other than a default in the payment of principal of, or interest on, the debt securities of that series. (Section 7.05)

Except for the trustee’s duty during an event of default to act with the required standard of care, the trustee is under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. (Section 7.01) Subject to these provisions for indemnification, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of debt securities of any series will have any right by virtue of the indenture to institute any legal action or proceeding with respect to the indenture, unless

•	that holder has previously given to the trustee written notice of a continuing default;

•

the holders of not less than 25% in principal amount of the debt securities of that series then outstanding have made written request on the trustee to institute such action or proceeding and have offered to the trustee any reasonable indemnity that the trustee may require relating to their request;

•	the trustee fails to institute the requested proceeding within 60 days; and

•

no direction inconsistent with such written request has been given to the trustee by the holders of a majority in principal amount of the debt securities of such series then outstanding. (Section 6.06)

These limitations do not apply to a suit for enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 6.07)

Defeasance and Covenant Defeasance

The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect, subject to certain conditions, to be discharged from our obligations with respect to the debt securities of that series, subject to limited exceptions (“legal defeasance”) and/or to be released from our obligations with respect to any series of debt securities under the covenants in the indenture (“covenant defeasance”).

To make either of these elections, we must irrevocably deposit in trust with the trustee money or U.S. Government Obligations or a combination of the two sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the outstanding debt securities of that series on the maturity of that principal or interest. We must also comply with certain other conditions set forth in the indenture, including delivering to the trustee a certificate stating that we have received from, or there has been published by, the Internal Revenue Service a ruling confirming that the defeasance will not cause the holders of the debt securities to recognize income gain or loss for Federal income tax purposes, and that as a result of the defeasance, the debt security holder will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. (Sections 8.01, 8.02)

Modification and Waiver

The indenture provides that we and the trustee may modify or amend the indenture with the consent of the holders of a majority in principal amount of the debt securities at the time outstanding of all series affected by the proposed additions or changes. However, the consent of the holder of each debt security is required, among other things, in order to:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment or to a waiver of any default hereunder and its consequences as provided herein;

•	reduce the rate or extend the time for payment of interest on any debt security of such series;

•	reduce the principal of any debt security of such series or extend the stated maturity of any debt security of such series;

•

reduce the premium payable upon the redemption of any debt security of such series or change the time at which any debt security of such series may or shall be redeemed in accordance with the indenture;

•

impair the right to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security of such series after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

•	make any debt security of such series payable in money other than that stated in such debt security. (Section 9.02)

In addition, without the consent of the holders of any of the debt securities issued under the indenture, we and the trustee may modify the indenture to, among other things, cure any ambiguity or to correct or supplement any defective or inconsistent provision or to make other provisions in regard to matters or questions arising under the indenture as we may deem necessary or desirable and which do not adversely affect the interests of the holders of the debt securities. (Section 9.01)

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered debt securities issued in global—i.e., book-entry form. First we describe the difference between legal ownership and indirect ownership of registered debt securities. Then we describe special provisions that apply to global debt securities.

Who Is the Legal Owner of a Registered Debt Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each debt security in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.

Street Name Owners

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

Legal Holders

Our obligations as well as the obligations of the trustee under any indenture and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the debt securities. We have no obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to “your debt securities” in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exchange or convert a debt security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

We will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the “depositary” for that debt security. A debt security will usually have only one depositary but it may have more.

Each series of debt securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the debt securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your debt securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities of the same kind that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your debt securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “—Who Is the Legal Owner of a Registered Debt Security?”;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of debt securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. For example, in the case of a global security representing preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who Is the Legal Owner of a Registered Debt Security?”.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the debt securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers; or

•	through agents.

The distribution of the debt securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the debt securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the debt securities are listed.

The underwriters will acquire the debt securities for their own account. They may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to some conditions. The underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Until the distribution of the debt securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the debt securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the debt securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debt securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the debt securities of as much as 15-20% by selling more debt securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of debt securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act, as if the purchaser purchased debt securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing debt securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase debt securities in the open market to reduce the underwriters’ short position or to stabilize the price of the debt securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those debt securities as part of the offering.

In general, purchases of a debt security for the purpose of stabilization or to reduce a short position could cause the price of the debt security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a debt security to the extent that it were to discourage resales of the debt security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the debt securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase debt securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.

These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell debt securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell debt securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use debt securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use debt securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any underwriters who purchase debt securities from us for public offering and sale may make a market in those debt securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any debt securities, and, if a trading market for any debt securities does develop, we cannot assure you that such market will be liquid.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, the validity of those debt securities may be passed upon for the Company by Roy Smith, Esq., our Vice President, General Counsel and Secretary; and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of the Company and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on February 26, 2009 and as updated by the Current Report on Form 8-K filed with the SEC on June 3, 2009), have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance on the reports given upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements, dated February 26, 2009, except as to notes 3, 9, and 16, which are as of June 3, 2009, refers to a change in the methods of accounting for the measurement date of pension and other postretirement plan benefits and fair value measurements of financial assets and financial liabilities in 2008, a change in the method of accounting for uncertainty in income taxes in 2007, and to a change in the methods of accounting for pension and other post retirement benefits and for share based compensation in 2006.

$250,000,000

    % Senior Notes due 20

PROSPECTUS SUPPLEMENT

                    , 2009

Joint Book-Running Managers

Citi	Goldman, Sachs & Co.

RBS	Wachovia Securities